Exhibit 4.8
Guarantee Agreement
(Summary Translation)
Guarantor: Xiaofeng Peng
Address: Xiang Ge Li La Garden #39, Suzhou, Jiangsu Province
ID Number: 360102197505256311
Zip Code: 210024
Tel: 0790-6862799
Fax: 0512-65622785

Guarantor: Shan Zhou
Address: Xiang Ge Li La Garden #39, Suzhou, Jiangsu Province
ID Number: 2301039751112518x
Zip Code: 210024
Tel: 0790-656269698
Fax: 0512-65622785

Lender: China Development Bank
Address: Hu Cheng Men Wai Street #29, Xi Cheng District, Beijing City
Legal Representative: Yuan Chen
Zip Code: 100037
Tel: 0791-6592365
Fax: 0791-6592333

This Agreement is made by and among the China Development Bank (hereinafter referred to as “Party A”), Mr. Xiaofeng Peng (hereinafter referred to as “Party B”) and Mr. Shan Zhou (hereinafter referred to as “Party C”),
WHEREAS,
1.	Party A and Jiangxi LDK Solar Hi-Tech Co., Ltd. (hereinafter referred to as “Jiangxi LDK”) entered into a loan agreement (hereinafter referred to as the “Loan Agreement”), pursuant to which Party A undertook to lend to Jiangxi LDK loans in the aggregate principal amount of US$60 million (hereinafter referred to as the “Loan”) for a term of 5 years (i.e. April 28, 2008 to April 27, 2013).

2.	Party B and Party C (collectively, the “Guarantors”) have agreed to guarantee the obligations of Jiangxi LDK under the Loan Agreement and be jointly and severally liable for repayment of the Loan with their personal properties and community properties in the event of default by Jiangxi LDK under the Loan Agreement.

3.	The scope of the guarantee hereunder shall include any principal amounts outstanding, interests accrued, damages caused and expenses associated with the realization of Party A’s rights under the Loan Agreement.

4.	If Jiangxi LDK defaults, Party A is entitled to demand remedies from any of the Guarantors directly and the Guarantors shall pay on behalf of Jiangxi LDK within 30 days upon receiving of request from Party A.

5.	The term of the guarantee hereunder shall extend until two years after the due date of each obligation under the Loan Agreement.

6.	The Guarantors shall have the following obligations during the term of the guarantee:
a)	if there are any material changes in relation to the Guarantors’ residences or business status, the Guarantors shall inform Party A in writing 10 days in advance and provide relevant information for Party A’s records;

b)	the Guarantors shall inform Party A immediately regarding any matters which may affect the Guarantors’ ability to perform their guarantee obligations under this Agreement;

c)	if the Guarantors need to change their nationality or apply for permanent residency overseas, they shall obtain Party A’s consent and consult with Party A before they proceed;

d)	the Guarantors shall not dispose or encumber any material assets in any manner without Party A’s consents, including but not limited to, mortgage, lien, pledge, gift or transfer to others;

e)	the Guarantors shall not provide guarantees or any form of credit support for other third parties without Party A’s consent;

f)	the Guarantors shall perform their duties and obligations as major shareholders of the relevant corporations;

g)	the Guarantors shall not take any action or sign any documents which would harm Party A’s interests; and

h)	the Guarantors shall obtain Party A’s consent if they are to incur substantial amount of debt.
7.	The parties shall resolve all disputes arising from or in connection with this Agreement through consultation. If the parties cannot reach an agreement through such consultations, both parties agree to submit the disputes to the people’s court where Party A’s branch office sits.

8.	This Agreement shall become effective upon signing by the respective parties and fixing hereunto the respective corporate chops. This Agreement is made in three original copies and each party shall keep one copy hereof.
Party A
China Development Bank
China Development Bank (sealed)

Party B
Xiaofeng Peng
Xiaofeng Peng(sealed)

Party C
Shan Zhou
Shan Zhou(sealed)

Date: April 23, 2008
Exhibit: Table of the properties of Guarantors (natural persons)

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